Exhibit 10.1

READ CAREFULLY AND COMPLETE SECTION 2(m) BEFORE SIGNING

SUBSCRIPTION AGREEMENT

TAYLOR CAPITAL GROUP, INC.

ALL SUBSCRIPTIONS ARE SUBJECT TO ACCEPTANCE BY TAYLOR CAPITAL GROUP, INC. ALL INFORMATION REQUIRED TO BE PROVIDED HEREIN BY SUBSCRIBERS FOR DETERMINING PURCHASER QUALIFICATION WILL BE KEPT STRICTLY CONFIDENTIAL.

Taylor Capital Group, Inc.

9550 West Higgins Road

Rosemont, Illinois 60018

Attn: Mark A. Hoppe

Ladies and Gentlemen:

1.	Subscription; Closing.

a)	The undersigned (“Subscriber”) hereby irrevocably subscribes to purchase [ ][1] shares of 8% Non-Cumulative, Non-Voting, Contingent Convertible Preferred Stock, Series F (the “Preferred Shares”) of Taylor Capital Group, Inc., a Delaware corporation (the “Holding Company”), to be issued by the Holding Company in accordance with the terms included in the certificate of designations attached hereto as Exhibit B (the “Series F Certificate of Designations”), subject to reduction as provided below, for a purchase price of $25.00 per share. After the subscription for Preferred Shares by Subscriber and certain other Accredited Investors (the “Initial Investors”), other Accredited Investors (the “Other Investors” and, together with the Initial Investors, the “Investors”) will be offered an opportunity to purchase Preferred Shares for the same price per share and otherwise on substantially the same terms as set forth herein. The number of Preferred Shares to be purchased by each Initial Investor will be reduced by an amount equal to (x) the aggregate number of Preferred Shares subscribed for by the Other Investors multiplied by (y) a fraction equal to (A) the number of Preferred Shares subscribed for by such Initial Investor divided by (B) 1,000,000. The Preferred Shares and the shares of the Company’s common stock, per value $0.01 per share (the “Common Stock”), issuable upon conversion of the Preferred Shares (the “Conversion Shares”) are collectively referred to herein as the “Securities”.

b)	The Holding Company shall notify the Investors in writing of the establishment of a Closing Date once the conditions to Closing set forth in Section 5(b) have been satisfied

[1]

This Subscription Agreement assumes that (i) there will be more than one Initial Investor and (ii) the Initial Investors will subscribe for an aggregate of 1,000,000 shares. A similar subscription agreement will be prepared for the Other Investors.

(other than those conditions that by their nature cannot be satisfied until Closing). Within five (5) Business Days of such notice, Subscriber shall deposit into a non-interest-bearing escrow account to be established by the Holding Company at Cole Taylor Bank (the “Escrow Account”), pursuant to wire instructions set forth in such notice, an amount in cash equal to the Purchase Price of the Preferred Shares to be purchased by Subscriber at Closing. Notwithstanding anything contained herein to the contrary, Subscriber shall not be required to deposit any funds into the Escrow Account on any date that is earlier than March 15, 2011.

2.	Representations and Warranties of Subscriber. To induce the Holding Company to accept this Subscription Agreement, Subscriber hereby represents and warrants to, and agrees with, the Holding Company that:

a)	Subscriber has received a copy of this Subscription Agreement and all exhibits and supplements thereto and any amendments thereof (the “Subscription Materials”) regarding an investment in the Preferred Shares, has read the Subscription Materials carefully, is fully familiar with the contents of the Subscription Materials and hereby adopts, accepts and agrees to be bound by the terms of the Subscription Materials if and when this Subscription Agreement is accepted by the Holding Company.

b)	The Preferred Shares were not offered to Subscriber by any means of general solicitation or general advertising. Subscriber has received no oral or written representations, warranties or communications with respect to the offering of Preferred Shares other than those contained in the Subscription Materials, and, in entering into this transaction, Subscriber is not relying upon any information other than that contained in the Subscription Materials or that resulting from Subscriber’s own investigation of the Preferred Shares, the Holding Company and the Bank. Subscriber’s own investigation has included such review as Subscriber has considered necessary or appropriate of the Holding Company’s annual report on Form 10-K for the year ended December 31, 2009 and quarterly reports on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010, each as filed with the Securities and Exchange Commission (the “SEC”), and the Holding Company’s other filings (including any furnished current reports on Form 8-K) with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since December 31, 2009 and prior to the date of Subscriber’s execution and delivery hereof (such annual report, quarterly reports and other filings, the “Company 2010 SEC Filings”). It never has been represented, guaranteed or warranted, whether express or implied, by the Holding Company, any officer, director, shareholder, partner, employee or agent of the Holding Company, any broker or dealer or any other person, that the Holding Company or Subscriber will realize any amount or type of consideration, profit or loss as a result of activities of the Holding Company or Subscriber’s investment in the Preferred Shares. With respect to tax and other economic considerations involved in an investment in the Securities, Subscriber is not relying on the Holding Company. Subscriber has carefully considered and has, to the extent Subscriber believes such discussion necessary, discussed with Subscriber’s professional legal, tax, accounting and financial advisers the suitability of an investment in the Preferred Shares for Subscriber’s particular tax and financial situation and has determined that the Preferred Shares included in Subscriber’s offer to purchase hereunder are a suitable investment for Subscriber.

c)	Subscriber has had an opportunity to ask questions of and receive answers from the Holding Company concerning the terms of this investment, all such questions have been answered to the full satisfaction of Subscriber, and Subscriber has had the opportunity to request and obtain any additional information Subscriber deemed necessary to verify the information contained in the Subscription Materials.

d)	Subscriber has the knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of an investment in the Securities. Subscriber recognizes that an investment in the Securities involves substantial risks, and has taken full cognizance of, and understands, all of the risk factors related to the purchase of Preferred Shares, including those set forth in the Company 2010 SEC Filings. Subscriber has determined that the purchase of the Securities is consistent with Subscriber’s investment objectives. Subscriber is able to bear the economic risks of an investment in the Securities, and at the present time could afford a complete loss of such investment.

e)	Subscriber is (i) acquiring the Preferred Shares and (ii) upon conversion of the Preferred Shares will acquire the Conversion Shares, in each case, for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempt from registration under the 1933 Act. Subscriber does not presently have any agreement or understanding, directly or indirectly, with any Person to resell or distribute any of the Securities. Subscriber is not a broker-dealer (registered or otherwise) or an Affiliate of a broker-dealer. Subscriber understands that the certificates or other instruments representing the Preferred Shares and the stock certificates representing the Conversion Shares, except as set forth below, shall bear the following legend (or a substantially similar legend and such other legends as may be required by state blue sky laws):

“[THESE SECURITIES] HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES ACT OF ANY STATE. THESE SECURITIES MAY NOT BE OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THESE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND SUCH STATE OR OTHER LAWS AS MAY BE APPLICABLE, OR RECEIPT BY THE COMPANY OF AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO THE HOLDING COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.”

f)	Subscriber understands that, in connection with the offering described in the Subscription Materials, the Securities have not been registered under the 1933 Act, nor under the securities laws of any state or other jurisdiction. The offering and sale of the Securities is intended to be exempt from registration under the 1933 Act by virtue of Section 4(2) of the 1933 Act and Rule 506 of Regulation D thereunder and applicable state securities laws. The Securities have not been approved or disapproved by the SEC or by any other federal or state agency, and no such agency has passed on the accuracy or adequacy of the Subscription Materials, nor made any finding or determination as to the fairness or suitability of an investment in the Securities.

g)	Subscriber, if a natural person, has reached the age of maturity in the state or other jurisdiction in which Subscriber resides and is legally competent to execute this Subscription Agreement and to make the representations and warranties contained herein. If Subscriber is other than a natural person: (i) Subscriber is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is formed; (ii) Subscriber has all the requisite right, power, authority and capacity to enter into this Subscription Agreement and to consummate the transactions contemplated hereby; (iii) Subscriber has taken all necessary action to authorize the execution, delivery and performance of this Subscription Agreement; and (iv) Subscriber has not been organized or reorganized for the specific purpose of acquiring the Securities, unless each beneficial owner of such entity is an “accredited investor” within the meaning of Rule 501(a) of Regulation D promulgated under the 1933 Act (“Accredited Investor”) and has submitted information substantiating such qualification.

h)	This Subscription Agreement has been duly executed and delivered by Subscriber and constitutes a legal, valid and binding obligation of Subscriber, enforceable against Subscriber in accordance with its terms, except as such enforceability may be limited by general principles of equity, applicable bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, and the enforcement of applicable creditors’ rights.

i)	Subscriber is an Accredited Investor, in each of the categories initialed by Subscriber in paragraph (m) below. Failure so to qualify as an Accredited Investor will disqualify Subscriber from investing in the Securities.

j)	Subscriber understands that no interest will be earned on the Purchase Price while such funds are on deposit in the Escrow Account.

k)	Except for possible approval by the Federal Reserve Board, neither the execution, delivery or performance of this Subscription Agreement by Subscriber will result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, violate, result in the acceleration of, create in any party any right to accelerate, terminate, modify or cancel, or require any notice, consent, approval or waiver under, any material Contractual Obligation or any Requirement of Law of Subscriber or any of Subscriber’s properties and assets, except as would not have a material adverse effect on the authority or ability of the Holding Company to perform its obligations under this Subscription Agreement or the Series F Certificate of Designations.

l)	The information contained in this Subscription Agreement is true, correct and complete in all respects as of the date hereof.

m)	Subscriber has initialed each of the following categories that describes Subscriber’s financial condition or status:

Initial	(i) Subscriber is a director or executive officer of the Holding Company.

Initial

(ii)      Subscriber is a natural person whose individual net worth or joint net worth (excluding the value of such natural person’s primary residence) with his or her spouse, as of the date hereof, exceeds $1,000,000.

Initial

(iii)     Subscriber is a natural person who had an individual income in excess of $200,000 (or joint income with his or her spouse in excess of $300,000) in each of 2009 and 2010 and has a reasonable expectation of reaching the same income (or joint income) level in 2011.

Initial

(iv)     Subscriber lawfully acts on behalf of a trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a “sophisticated person” (i.e., a person who has such knowledge and experience in financial and business matters that he (she) is capable of evaluating the merits and risks of an investment in the Securities).

Initial

(v)      Subscriber is a bank as defined in Section 3(a)(2) of the Act, or any savings and loan association or other institution as defined in section 3(a)(5)(A) of the Act whether acting in its individual or a fiduciary capacity.

Initial	(vi) Subscriber is a broker or dealer registered pursuant to Section 15 of the Exchange Act.

Initial	(vii) Subscriber is an insurance company as defined in Section 2(13) of the Act.

Initial	(viii) Subscriber is an investment company registered under the Investment Company Act of 1940 or a business development company as defined in Section 2(a)(48) of that Act.

Initial	(ix) Subscriber is a Small Business Investment Bank licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958.

Initial

(x)      Subscriber is a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, and such plan has total assets in excess of $5,000,000.

Initial	(xi) Subscriber is a private business development company as defined in Section 202(a)(22) of the Investment Advisors Act of 1940.

Initial

(xii)    Subscriber is an organization described in Section 501(c)(3) of the Code, a corporation, Massachusetts or similar business trust, limited liability company or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000.

initial

(xiii)      Subscriber is an entity in which all of the equity owners are Accredited Investors. If this item is applicable, please give the name of each equity owner and the category or categories (as listed above) applicable to each:

	Name	Category

Initial

(xiv)     Subscriber is an employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 (“ERISA”), and (A) the investment decision is made by a plan fiduciary, as defined in Section 3(21) of ERISA, which is either a bank, savings and loan association, insurance company, or registered investment advisor, or (B) the employee benefit plan has total assets in excess of $5,000,000 or (C) the employee benefit plan is a self-directed plan with investment decisions made solely by persons that are Accredited Investors.

3.	Representations and Warranties of the Holding Company. The Holding Company represents and warrants to Subscriber as set forth below, except to the extent (i) set forth in the disclosure schedules attached hereto, or (ii) disclosed in the Company 2010 SEC Filings filed with (or furnished to) the SEC at least two Business Days prior to the date of this Subscription Agreement, and publicly available as of the date of this Subscription Agreement (excluding any cautionary, predictive or forward-looking statements set forth in any section of such Company 2010 SEC Filings, including any section entitled “Risk Factors” or “Cautionary Note Regarding Forward-Looking Statements”) (the “Available Company SEC Documents”). Each exception set forth in a disclosure schedule is to be taken as relating to the representations and warranties of the Holding Company as a whole, notwithstanding the fact that the disclosure schedules are arranged by sections corresponding to the sections in this Subscription Agreement or that a particular section of this Subscription Agreement makes reference to a specific section of the disclosure schedules and notwithstanding that a particular representation and warranty may not make a reference to the disclosure schedules.

a)	Organization and Qualification. The Holding Company and each of the Subsidiaries (i) have been duly incorporated or organized and are validly existing in good standing under the laws of their respective jurisdictions of incorporation or organization, and (ii) are duly qualified to conduct business and are in good standing as foreign corporations or organizations in each jurisdiction in which their respective ownership or lease of property or the nature of their respective businesses requires such qualification, except where the failure to be so qualified would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. True and correct copies of the Organizational Documents of the Holding Company and each of the Subsidiaries, as amended and currently in effect, have been made available by the Holding Company to Subscriber. The Holding Company and each of the Subsidiaries have all requisite power and authority to carry on their respective businesses (as described in the Available Company SEC Documents) and to own or lease their respective properties.

b)	Bank Holding Company; State Banking Corporation Status. The Holding Company is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended, and meets in all material respects the applicable requirements for qualification as such. The Bank holds the requisite authority from the DFPR to conduct business as a state-chartered banking corporation under the laws of the State of Illinois.

c)	Authorized Capital Stock.

i)	As of the date of this Agreement, the authorized capital stock of the Holding Company (the “Capital Stock”) consists of: (A) 45,000,000 shares of Common Stock, and (B) 10,000,000 shares of preferred stock, of which 104,823 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series B, 1,276,480 shares of 8% Non-Cumulative, Convertible Perpetual Preferred Stock, Series C, 405,330 shares of Nonvoting Convertible Preferred Stock, Series D, and 223,520 shares of 8% Nonvoting, Non-Cumulative, Convertible Perpetual Preferred Stock, Series E are issued and outstanding. As of the date of this Agreement, of the shares of Common Stock currently authorized: 17,877,708 shares are outstanding and no shares are reserved for issuance pursuant to any securities exercisable or exchangeable for, or convertible into, shares of Common Stock.

ii)	All outstanding shares of Capital Stock (including any outstanding restricted stock) have been duly authorized and validly issued and are fully-paid and nonassessable and have been issued without violation of the preemptive rights of any Person.

iii)	There are no voting trusts, proxies or other agreements to which the Holding Company or, to the Knowledge of the Company, any of its executive officers or directors is a party or by which it is bound with respect to the voting of any shares of Capital Stock affecting the voting of any shares of Capital Stock.

iv)	There are no agreements or arrangements under which the Holding Company or any of its Subsidiaries is obligated to register the sale of any of their securities under the 1933 Act.

d)	Authorization; Enforcement; Validity. Subject to receipt of any required Bank Regulatory Approvals and the filing with the Secretary of State of Delaware of the Series F Certificate of Designations, the Holding Company has the requisite corporate power and authority to execute, deliver and perform its obligations under this Subscription Agreement. The execution, delivery and performance by the Holding Company of this Subscription Agreement have been duly authorized by the Board and no further corporate action on the part of the Holding Company is required in connection with the authorization thereof. Subject to the receipt of any required Bank Regulatory Approvals, this Subscription Agreement has been duly executed and delivered by the Holding Company and constitutes legal, valid and binding obligations of the Holding Company, enforceable against the Holding Company in accordance with its terms, except as such enforceability may be limited by general principles of equity, applicable bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, and the enforcement of applicable creditors’ rights and remedies and as indemnification or contribution may be limited by the securities laws and public policy relating thereto.

e)	Issuance of Securities. Upon issuance to the Buyers, the Preferred Shares will have been duly authorized and validly issued without violation of the preemptive rights of any Person and will be fully-paid and nonassessable, free and clear of any Liens, taxes or charges with respect to the issuance thereof, and shall be entitled to the rights and preferences set forth in the Series F Certificate of Designations. As of the Closing, a number of shares of Common Stock shall have been duly authorized and reserved for issuance as Conversion Shares which equals at least the maximum number of shares of Common Stock then issuable upon conversion of the Preferred Shares purchased by the Buyers pursuant to this Agreement. Upon issuance or conversion in accordance with the Series F Certificate of Designations, the Conversion Shares will be validly issued, fully paid and nonassessable and free from all preemptive or similar rights, taxes, Liens or charges with respect to the issuance thereof, with the holders being entitled to all rights accorded to a holder of Common Stock. Subject to the accuracy of the representations and warranties of the Buyers in this Agreement, the offer, sale and issuance of the Securities hereunder is exempt from registration under the 1933 Act (pursuant to the exemption provided by Section 4(2) thereof) and all applicable state securities laws.

f)	No Defaults or Consents. Subject to receipt of any required Bank Regulatory Approvals, and the filing with the Secretary of State of the State of Delaware of the Series F Certificate of Designations prior to the issuance of the Preferred Shares, neither the execution and delivery nor the performance of this Subscription Agreement by the Holding Company will (A) conflict with or violate any provision of the Third Amended and Restated Certificate of Incorporation of the Holding Company, as amended, or the Third Amended and Restated Bylaws of the Holding Company, (B) except as expressly contemplated hereby or as would not have a Material Adverse Effect, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, violate, result in the acceleration of, create in any party any right to accelerate, terminate, modify or cancel, or require any notice, consent, approval or waiver under, any material Contractual Obligation or any Requirement of Law material to the operation of the Holding Company or any of its properties and assets; (C) except as would not have a Material Adverse Effect, result in the imposition of any Lien upon any material properties or assets of the Holding Company that would materially detract from the value or materially interfere with the use of such properties or assets, (D) result in the Holding Company being required to redeem, repurchase or otherwise acquire any outstanding equity or debt interests, securities or obligations in the Holding Company or any options or other rights exercisable for any of same, or (E) cause the accelerated vesting of any employee stock options or restricted stock awards.

g)

Holding Company SEC Reports. The Holding Company has filed all reports, proxy statements and other documents (including all exhibits thereto) required to be filed with the SEC since January 1, 2009 pursuant to the Exchange Act and the SEC rules and regulations thereunder, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) (as they have been amended since the time of their filing, and including the exhibits thereto, collectively, the “Company SEC Reports”). The Company SEC Reports (including, without limitation, any financial statements or schedules included or incorporated by reference therein), when filed, complied in all material respects with the applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder. None of the Company SEC Reports, including any financial statements or schedules included or incorporated by reference therein, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

h)	Investment Company. The Holding Company is not, and after giving effect to the transactions contemplated hereunder will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

4.	Covenants.

a)	Form D. The Holding Company agrees to file a Form D with respect to the Preferred Shares as required under Regulation D and to provide a copy thereof to Subscriber promptly after such filing.

b)	Disclosure of Transactions and Other Material Information. As soon as reasonably practicable, but in no event later than the fourth Business Day following the date of this Agreement, the Holding Company shall issue a press release and file a Current Report on Form 8-K describing the terms of the transactions contemplated by this Agreement in the form required by the 1934 Act and attaching the material transaction documents (including, without limitation, this Agreement and the form of the Series F Certificate of Designations) as exhibits to such filing (including all attachments, the “8-K Filing”).

c)	Reservation of Shares. The Holding Company shall take all action necessary to at all times have authorized, and reserved for the purpose of issuance as Conversion Shares, no less than the maximum number of shares of Common Stock then issuable upon conversion of all of the outstanding Preferred Shares.

d)	Use of Proceeds. The net proceeds received by the Holding Company from the issuance and sale of the Preferred Shares shall be used to provide additional capital to the Bank and to the Holding Company and for general corporate purposes.

e)	Stockholder Meeting. At a meeting of the Holding Company’s stockholders (the “Stockholder Meeting”), which the Holding Company undertakes to hold as soon as reasonably practicable (in compliance with applicable laws) after the Closing Date, the Holding Company shall propose and recommend that the Holding Company’s stockholders approve the issuance of shares of the Conversion Shares upon conversion of the Series F Preferred Stock. In the event that the Holding Company does not obtain the Stockholder Approval at the Stockholder Meeting, the Holding Company agrees that it will seek to obtain the Stockholder Approval at any subsequent meeting of stockholders of the Holding Company until the Stockholder Approval is obtained. Without limiting the generality of the foregoing, the Holding Company will comply with the terms of Section 4(f) hereof with respect to each such meeting of stockholders as if it were the Stockholder Meeting. When the Stockholder Approval has been obtained, the Holding Company shall promptly notify Subscriber thereof.

f)	Proxy Material.

(i) In connection with the Stockholder Meeting, the Holding Company will (A) as promptly as reasonably practicable after the date of this Agreement prepare and file with the SEC a proxy statement (as it may be amended or supplemented from time to time, the “Proxy Statement”) related to the consideration of the Automatic Conversion, (B) respond as promptly as reasonably practicable to any comments received from the SEC with respect thereto, (C) as promptly as reasonably practicable prepare and file any amendments or supplements necessary to be filed in response to any SEC comments or as otherwise required by law, (D) mail to its stockholders as promptly as reasonably practicable the Proxy Statement and all other customary proxy and other materials for meetings such as the Stockholder Meeting, (E) to the extent required by applicable law, as promptly as reasonably practicable prepare, file and distribute to the Holding Company stockholders any supplement or amendment to the Proxy Statement if any event shall occur which requires such action at any time prior to the Stockholder Meeting, and (F) otherwise use commercially reasonable efforts to comply with all requirements of law applicable to any Stockholder Meeting. Subscriber shall cooperate with the Holding Company in connection with the preparation of the Proxy Statement and any amendments or supplements thereto, including promptly furnishing the Holding Company upon request with any and all information as may be required to be set forth in the Proxy Statement or any amendments or supplements thereto under applicable law. The Proxy Statement shall include the recommendation of the Board of Directors of the Holding Company that stockholders vote at the Stockholder Meeting in favor of the issuance of shares of the Conversion Shares upon conversion of the Series F Preferred Stock.

(ii) If, at any time prior to the Stockholder Meeting, any information relating to the Holding Company or Subscriber or any of their respective Affiliates should be discovered by the Holding Company or Subscriber which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties and, to the extent required by applicable law, the Holding Company shall disseminate an appropriate amendment thereof or supplement thereto describing such information to the Holding Company’s stockholders.

(iii) The Holding Company agrees that (A) none of the information included or incorporated by reference in the Proxy Statement shall, at the date it is first mailed to the Holding Company’s stockholders or at the time of the Stockholder Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no covenant is made by the Holding Company with respect to statements made or incorporated by reference therein based on information supplied by the Buyers or any of their Affiliates or representatives in connection with the preparation of the Proxy Statement for inclusion or incorporation by reference therein, and (B) the Proxy Statement shall comply as to form in all material respects with the requirements of the Exchange Act.

(iv) Subscriber covenants that none of the information supplied in writing by or on behalf of Subscriber expressly for inclusion in the Proxy Statement will, at the date it is first mailed to the Holding Company’s stockholders or at the time of the Stockholder Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

g)	Reasonable Best Efforts; Cooperation. Each party shall use its reasonable best efforts to satisfy on the timely basis each of the covenants and conditions to be satisfied by it as provided in Sections 4 and 5 of this Subscription Agreement. Each party shall refrain from taking any action which would render any representation or warranty contained in Sections 2 or 3 of this Subscription Agreement inaccurate in any material respect as of the Closing Date. Each party shall promptly notify the other of (i) any event or matter that would reasonably be expected to cause any of its representations or warranties to be untrue in any material respect as of the Closing Date or that would reasonably be expected to cause any of the conditions to closing provided in Section 5 not to be satisfied in the manner contemplated herein, or (ii) any action, suit or proceeding that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any of the transactions contemplated by this Subscription Agreement. The parties shall cooperate fully with each other and assist each other in defending any lawsuits or other legal proceedings, whether judicial or administrative, brought against either party challenging this Subscription Agreement or any of the transactions contemplated by this Subscription Agreement, including seeking to have any stay or temporary restraining order entered by any court, Bank Regulatory Authority or other Governmental Authority vacated or reversed.

h)	Noncircumvention. The Holding Company shall not, and shall not permit its Subsidiaries, by amendment of their respective Organizational Documents or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Subscription Agreements and will at all times in good faith carry out all of the provisions of this Subscription Agreement.

5.	Conditions of Sale and Purchase.

a)	Conditions to Obligations of the Holding Company. The obligations of the Holding Company hereunder to issue and sell Preferred Shares to Subscriber at the Closing are subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for the Holding Company’s sole benefit and may be waived by the Holding Company at any time in its sole discretion by providing each Buyer with prior written notice thereof:

i)	All material governmental consents, orders and approvals legally required for the consummation of the transactions contemplated hereby shall have been obtained and be in full force and effect, including each of the Bank Regulatory Approvals.

ii)	The Preemptive Rights Period shall have expired.

iii)	Subscriber shall have deposited the Purchase Price into the Escrow Account.

iv)	No court or other Governmental Authority having jurisdiction over the Holding Company or the Bank or any Buyer shall have instituted, enacted, issued, promulgated, enforced or entered any Requirement of Law (whether temporary, preliminary or permanent) that is then in effect and that (x) has the effect of making illegal or otherwise prohibiting or invalidating consummation of the transactions contemplated hereunder or any provision of this Subscription Agreement or (y) seeks to restrain, prohibit or invalidate the consummation of the transactions contemplated hereunder or to invalidate any provision of this Subscription Agreement.

v)	Each Buyer shall have performed, satisfied and complied in all material respects with the covenants and agreements contained in this Subscription Agreement and required to be performed, satisfied or complied with by such Buyer at or prior to the Closing.

b)	Conditions to Obligations of Subscriber. The obligation of Subscriber hereunder to purchase the Preferred Shares at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for Subscriber’s sole benefit and may be waived by Subscriber at any time in its sole discretion by providing the Holding Company with prior written notice thereof, provided further that Subscriber agrees that the condition set forth in clause (iv) below may be waived by the Majority of Holders in their discretion on behalf of all Buyers at any time by providing the Holding Company with prior written notice thereof:

i)	All material governmental consents, orders and approvals legally required for the consummation of the transactions contemplated hereby shall have been obtained and be in full force and effect, including each of the Bank Regulatory Approvals.

ii)	The Preemptive Rights Period shall have expired.

iii)	The Holding Company shall have duly executed and delivered one or more stock certificates representing the number of Preferred Shares subscribed for hereunder (subject to any reduction pursuant to the third sentence of Section 1(a)).

iv)	Each of the representations and warranties of the Holding Company contained in this Subscription Agreement shall be true and correct in all material respects (except that each of such representations and warranties that is qualified as to materiality or Material Adverse Effect shall be true and correct in all respects) on and as of the Closing Date as if made on and as of such date, other than representations and warranties which address matters only as of a certain date, which shall be true and correct as of such certain date.

v)

No court or other Governmental Authority having jurisdiction over the Holding Company or the Bank or any Buyer shall have instituted, enacted, issued, promulgated, enforced or entered any Requirement of Law (whether temporary, preliminary or permanent) that is then in effect and that (x) has the effect of making illegal or otherwise prohibiting or invalidating consummation of any of the transactions contemplated hereunder or any provision of this Subscription Agreement or (y) seeks to restrain, prohibit or invalidate the consummation of any of the transactions contemplated hereunder or to invalidate any provision of this Subscription Agreement.

vi)	The Holding Company shall have received subscriptions for the purchase, in the aggregate, of at least 1,000,000 Preferred Shares (including the Preferred Shares being purchase by Subscriber) and, concurrently with the Closing, the Holding Company shall issue an aggregate of 1,000,0000 Preferred Shares (including the Preferred Shares being purchased by Subscriber).

vii)	The Series F Certificate of Designations shall have been duly filed with the Secretary of State of the State of Delaware and shall be in full force and effect and shall not have been amended.

viii)	The Holding Company shall have performed, satisfied and complied in all material respects each of its covenants and agreements contained in this Subscription Agreement and required to be performed, satisfied or complied at or prior to the Closing.

6.	Termination.

a)	Termination by Mutual Consent. This Subscription Agreement may be terminated at any time prior to the Closing, by mutual written consent of the Holding Company and either (i) Subscriber or (ii) a Majority of Holders.

b)	Termination by Either Holding Company or Subscribers. This Subscription Agreement may be terminated by either the Holding Company or Subscriber at any time prior to Closing if the Closing has not occurred on or before April 30, 2011; provided, however, that the right to terminate this Subscription Agreement under this clause will not be available to any party to this Subscription Agreement whose breach of, or failure to fulfill any of its obligations under, this Subscription Agreement has been a principal cause of, or resulted in, the failure of the Closing to have occurred by such date.

c)	Effect of Termination. In the event that this Subscription Agreement shall be terminated pursuant to this Section 6, all further obligations of the parties under this Subscription Agreement shall terminate without further liability of any party to another; provided, however, that a termination under this Section 6 shall not relieve any party of any liability for a breach of, or for any misrepresentation under, this Subscription Agreement or be deemed to constitute a waiver of any available remedy (including specific performance if available) for any such breach or misrepresentation. Nothing in this Section 6(c) shall relieve either party to this Subscription Agreement of liability for a breach of a covenant or obligation under this Subscription Agreement prior to the Closing.

7.	Miscellaneous.

a)	Subscriber understands the meaning of the representations and warranties contained herein and understands and acknowledges that the Holding Company is relying upon the representations and warranties of Subscriber contained in this Subscription Agreement in determining whether the offering described herein is eligible for exemption from the registration requirements contained in the 1933 Act.

b)	Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Subscription Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one Business Day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Holding Company:

Taylor Capital Group, Inc.

9550 West Higgins Road

Rosemont, Illinois 60018

Telephone:	(847) 653-7978
Facsimile:	(847) 653-7890
Attention:	General Counsel

With a copy (for informational purposes only) to:

Katten Muchin Rosenman LLP

525 West Monroe Street

Chicago, Illinois 60661

Telephone:	(312) 902-5200
Facsimile:	(312) 902-1061
Attention:	Jeffrey R. Patt, Esq.

If to Subscriber, to its address and facsimile number set forth on the signature page to this Subscription Agreement, with a copy to Subscriber’s counsel as set forth on the signature page to this Subscription Agreement, or in any case, to such other address and/or facsimile number and/or to the attention of such other Person as the recipient party has specified by written notice given to each other party at least five (5) Business Days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by an overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or deposit with an overnight courier service in accordance with clause (A), (B) or (C) above, respectively.

c)	Subscriber agrees to notify the Holding Company promptly of any changes in the information contained in this Subscription Agreement that occur after the date hereof but prior to the Closing.

d)	Neither this Subscription Agreement, nor any interest herein, shall be assignable or transferable by Subscriber or by the Holding Company, in whole or in part, except by operation of law.

e)	This Subscription Agreement and the representations and warranties contained herein shall be binding upon the heirs, executors, administrators and other successors of Subscriber and shall inure to the benefit of and be enforceable by each Company and its respective successors and assigns. This Subscription Agreement does not create any rights enforceable by any person not a party to this Subscription Agreement.

f)	This Subscription Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

g)	The headings contained in this Subscription Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Subscription Agreement. Section, schedule, exhibit, recital and party references are to this Subscription Agreement unless otherwise stated. The words “hereof,” “herein,” “hereunder” and words of similar import shall refer to this Subscription Agreement as a whole and not to any particular section or provision of this Subscription Agreement, and reference to a particular section of this Subscription Agreement shall include all subsections thereof. The term “including” as used in this Subscription Agreement shall mean including, without limitation, and shall not be deemed to indicate an exhaustive enumeration of the items at issue. All terms and words used in this Subscription Agreement, regardless of the number or gender in which they are used, shall be deemed to include any other number and any other gender as the context may require. No party, nor its counsel, shall be deemed the drafter of this Subscription Agreement for purposes of construing the provisions of this Subscription Agreement.

h)	This Subscription Agreement may be executed in two identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party. In the event that any signature to this Subscription Agreement or any amendment hereto is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof. No party hereto shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Subscription Agreement or any amendment hereto or the fact that such signature was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf’ format data file as a defense to the formation or enforceability of a contract, and each party hereto forever waives any such defense.

i)	This Subscription Agreement does not create, and shall not be construed as creating, any rights enforceable by any Person not a party to this Subscription Agreement.

j)

All questions concerning the construction, validity, enforcement and interpretation of this Subscription Agreement shall be governed by the internal laws of the State of Illinois, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Illinois or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Illinois. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the State of

Illinois for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Subscription Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS SUBSCRIPTION AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

k)	Subscriber hereby covenants and agrees to pay all applicable taxes related to the purchase, ownership, sale or other transfer of, the Preferred Shares in all jurisdictions, whether U.S. or foreign.

l)	This Subscription Agreement (including the exhibits and schedules hereto) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, may be amended only by a writing executed by all of the parties hereto, and supersedes any and all prior agreements and understandings between the parties hereto with respect to the subject matter hereof.

SUBSCRIBER SIGNATURE PAGE AND QUESTIONNAIRE

1.	NAME OF SUBSCRIBER:
(please print)

Date: , 2011

	If Joint Ownership, check one:	If fiduciary, partnership, limited liability company or corporation, etc., check one:

	Joint Tenants with	Trust
	Right of Survivorship	Estate
	Tenants in Common	Corporation
	Community Property	Partnership
Limited Liability Company
Power of Attorney
Uniform Gift to Minors Act
Custodian
Individual Retirement Account
Other:

Signature of Individual Subscriber	Signature of Joint Investor (if any) (All joint owners must sign)	If Subscriber is an Entity, Name of Entity
By:
Title:

2.	SUBSCRIBER HEREBY SUBSCRIBES TO PURCHASE
PREFERRED SHARES

3.	ADDRESS:

with copies to:

4.	TELEPHONE:

Office:

Home:

5.	TAXPAYER IDENTIFICATION NUMBER
OR SOCIAL SECURITY NUMBER:

IN WITNESS WHEREOF, Holding Company accepts this subscription and agrees to all of the terms and conditions set forth above as of the          day of                     , 2011.

TAYLOR CAPITAL GROUP, INC.

By:
Mark A. Hoppe, Chief Executive Officer

EXHIBIT A

DEFINED TERMS

“1933 Act” means the Securities Act of 1933, as amended.

“8-K Filing” has the meaning set forth in Section 4(b).

“Accredited Investor” has the meaning set forth in Section 2(g).

“Affiliate” has the meaning set forth in Rule 12b-2 under the Exchange Act as in effect as on the date hereof.

“Available Company SEC Documents” has the meaning set forth in the preamble to Section 3.

“Automatic Conversion” has the meaning set forth in the Series F Certificate of Designations.

“Bank” means Cole Taylor Bank, an Illinois-chartered member bank.

“Bank Regulatory Approvals” means the approvals and consents of each of the Bank Regulatory Authorities which are required to be obtained by any party hereto prior to consummation of the transactions contemplated hereunder.

“Bank Regulatory Authorities” means, collectively, the Illinois Department of Financial and Professional Regulation, the FDIC and the Federal Reserve Board.

“Board” means the board of directors of the Holding Company.

“Business Day” means any day other than a Saturday or Sunday, a legal holiday or any other day on which the SEC is closed.

“Business Entity” means any corporation, partnership, limited liability company, joint venture, association, partnership, business trust or other business entity.

“Buyer” means, prior to the Closing, each Person that has subscribed to purchase any Preferred Shares and, on and after the Closing, each Person that owns any Preferred Shares.

“Capital Stock” has the meaning set forth in Section 3(c)(i).

“Closing” means the purchase of the Preferred Shares in accordance with the terms and conditions of this Agreement.

“Closing Date” means the date specified for the Closing in a written notice delivered by the Company pursuant to Section 1(b) of this Agreement.

“Common Stock” has the meaning set forth in Section 1(a).

“Company 2010 SEC Filings” has the meaning set forth in Section 2(b).

“Company SEC Reports” has the meaning set forth in Section 3(g).

“Contractual Obligation” means, as to any Person, any obligation arising out of any indenture, mortgage, deed of trust, contract, agreement, insurance policy, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound (including any debt security issued by such Person).

“Conversion Shares” has the meaning set forth in Section 1(a).

“DFPR” means the Illinois Department of Financial and Professional Regulation.

“Escrow Account” has the meaning set forth in Section 1(b).

“Exchange Act” has the meaning set forth in Section 2(b).

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“FDIC” means the Federal Deposit Insurance Corporation.

“Governmental Authority” means any government or political subdivision or department thereof, any governmental or regulatory body, commission, board, bureau, agency or instrumentality, or any court or arbitrator or alternative dispute resolution body, in each case whether federal, state, local, foreign or supranational.

“Holding Company” has the meaning set forth in Section 1(a).

“Initial Investors” has the meaning set forth in Section 1(a).

“Investors” has the meaning set forth in Section 1(a).

“Knowledge of the Holding Company” means the actual knowledge of any Person serving on the senior management team of the Holding Company or the Bank (including the Chairman and Chief Executive Officer, President and Chief Financial Officer), after reasonable inquiry.

“Liens” means any security interests, liens, claims, pledges, mortgages, options, rights of first refusal, agreements, limitations on voting rights, charges, easements, servitudes, encumbrances and other restrictions of any nature whatsoever.

“Majority of Holders” means (i) on any date during the period from the date hereof through the Closing, the holders of at least a majority in interest of the Buyers as represented by the number of Preferred Shares for which such Buyers have subscribed, and (ii) on any date after the Closing, the holders of at least a majority of the aggregate number of Preferred Shares or Conversion Shares, as applicable, on such date.

“Material Adverse Effect” means any fact, event, change, effect, condition, factor or circumstance that, individually or in the aggregate, with all other facts, changes, events, effects, conditions, factors and circumstances (i) is, or is reasonably likely to be, materially adverse to the business, financial condition, results of operations, assets, or liabilities of the Holding Company and its Subsidiaries taken as a whole or (ii) prevents in any material respect the Holding Company’s ability to perform its obligations under this Subscription Agreement.

“Organizational Documents” means, as to any Person (other than an individual), the articles or certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation and limited liability company operating agreement, as applicable, and all other organizational documents of such Person.

“Other Investors” has the meaning set forth in Section 1(a).

“Person” means any individual, trust, Business Entity, unincorporated association or Governmental Authority.

“Preemptive Rights Period” means the period commencing on the date of the delivery to each holder of Series C and Series E Preferred Stock of an offer to purchase the Preferred Shares and ending on the twentieth (20th) day thereafter.

“Preferred Shares” has the meaning set forth in Section 1(a).

“Proxy Statement” has the meaning set forth in Section 4(f)(i).

“Purchase Price” means (i) the total number of Preferred Shares subscribed for by Subscriber (subject to reduction as provided in Section 1(a)) multiplied by (ii) $25.00.

“Requirement of Law” means any judgment, order (whether temporary, preliminary or permanent), writ, injunction, decree, statute, rule, regulation, notice, law or ordinance and shall also include any rules, regulations and interpretations of any applicable self-regulatory organizations.

“Sarbanes-Oxley Act” has the meaning set forth in Section 3(g).

“Securities” has the meaning set forth in Section 1(a).

“Series F Certificate of Designations” has the meaning set forth in Section 1(a).

“Stockholder Approval” has the meaning set forth in the Series F Certificate of Designations.

“Stockholder Meeting” has the meaning set forth in Section 4(e).

“Subscriber” has the meaning set forth in Section 1(a).

“Subscription Agreement” means this Subscription Agreement.

“Subscription Agreements” means this Subscription Agreement and the other Subscription Agreements entered into by the Holding Company and the Buyers in connection with the transactions contemplated hereunder.

“Subscription Materials” has the meaning set forth in Section 2(a).

“Subsidiaries” means the subsidiaries of the Holding Company set forth on Schedule 3(a) which includes any Business Entity of which the Holding Company (either alone or through or together with one or more other Subsidiaries) (x) owns, directly or indirectly, more than 20% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such Business Entity, (y) is a general partner, managing member, trustee or other Person performing similar functions or (z) has control (as defined in Rule 405 under the 1933 Act).

EXHIBIT B

Certificate of Designations

CERTIFICATE OF DESIGNATIONS

OF

8% NON-CUMULATIVE, NON-VOTING, CONTINGENT CONVERTIBLE

PREFERRED STOCK, SERIES F

OF

TAYLOR CAPITAL GROUP, INC.

Taylor Capital Group, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation as required by Section 151 of the General Corporation Law of the State of Delaware at a meeting duly called and held on January 27, 2011:

RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of this Corporation (the “Board of Directors” or the “Board”) in accordance with the Third Amended and Restated Certificate of Incorporation of the Corporation, the Board of Directors hereby creates a series of preferred stock, par value $0.01 per share (the “Series F Preferred Stock”), of the Corporation and hereby states the designation and number of shares, and fixes the relative rights, preferences and limitations thereof as follows:

Designation and Number of Shares. The designation of the series of preferred stock shall be “8.0% Non-Cumulative, Non-Voting, Contingent Convertible Preferred Stock, Series F”. The number of authorized shares of Series F Preferred Stock shall be 1,000,000. The Corporation shall have the authority to issue fractional shares of Series F Preferred Stock.

Definitions. As used in this Certificate of Designations, the following terms shall have the meanings set forth below:

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Automatic Conversion” has the meaning set forth in Section 5.

“Business Day” means any day other than a Saturday or Sunday, a legal holiday or any other day on which the SEC is closed.

“Closing Price” of the Common Stock on any date of determination means the last reported sale price regular way of the Common Stock on the Nasdaq Global Select Market (or any successor thereto) on such date, as reported by Bloomberg Financial Markets (“Bloomberg”). If the Common Stock is not traded on the Nasdaq Global Select Market (or any successor thereto) on any date of determination, the Closing Price of the Common Stock on such date of determination means the last reported sale price regular way of the Common Stock on the principal U.S. national securities exchange on which the Common Stock is so listed on such date, as reported by Bloomberg, or if the Common Stock is not so listed on a U.S. national securities exchange, but is quoted on the OTC Bulletin Board (or any successor thereof), the last quoted bid price on such date for the Common Stock, as reported by Bloomberg, or if the Common Stock is not listed on a national securities exchange or quoted on the OTC Bulletin Board (or any successor thereof) on such date, the last quoted bid price for the Common Stock in the over-the-counter market as reported by OTC Markets Group Inc. or a similar organization on such date, or, if that bid price is not available, the market price of the Common Stock on that date as determined by a nationally recognized investment banking firm (unaffiliated with the Corporation) retained by the Corporation for this purpose.

“Common Stock” means the common stock of the Corporation, par value $0.01 per share, or any other capital stock of the Corporation into which such common stock shall be reclassified or changed.

“Conversion Agent” means the Transfer Agent acting in its capacity as conversion agent for the shares of the Series F Preferred Stock, and its successors and assigns.

“Conversion Date” shall have the meaning set forth in Section 5.

“Conversion Notice” shall have the meaning set forth in Section 5.

“Conversion Price” means $10.00, subject to adjustment from time to time in accordance with Section 6.

“Conversion Rate” means, for each share of Series F Preferred Stock, an amount equal to the quotient of $25.00 (subject to adjustment for stock splits, combinations or reclassifications of the Series F Preferred Stock), divided by the Conversion Price in effect at the time of conversion.

“Conversion Shares” shall have the meaning set forth in Section 5.

“Distribution” shall have the meaning set forth in Section 6(b).

“Dividend Payment Date” shall have the meaning set forth in Section 3(a).

“Dividend Period” means the period from and including the date of issuance of the Series F Preferred Stock or any Dividend Payment Date, as the case may be, to, but excluding, the next Dividend Payment Date.

“Dividend Record Date” shall have the meaning set forth in Section 3(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

“Holder” means the Person in whose name any shares of the Series F Preferred Stock are registered, which may be treated by the Corporation, Transfer Agent, paying agent and Conversion Agent as the absolute owner of such shares of Series F Preferred Stock for the purpose of making payment and settling the related conversions and for all other purposes.

“Junior Stock” means the Common Stock, the Nonvoting Convertible Preferred Stock, Series D of the Corporation and any other class or series of capital stock of the Corporation now or hereafter authorized, other than Senior Stock or Parity Stock.

“Liens” means any security interests, liens, claims, pledges, mortgages, options, rights of first refusal, agreements, limitations on voting rights, charges, easements, servitudes, encumbrances and other restrictions of any nature whatsoever.

“Liquidation Event” shall have the meaning set forth in Section 4(a).

“Officer” means each of the Chief Executive Officer, the Chairman, the Chief Financial Officer, the Controller, the Treasurer, the General Counsel and Corporate Secretary and any Assistant Secretary of the Corporation.

“Parity Stock” means any class or series of capital stock of the Corporation the terms of which do not expressly provide that such class or series will rank senior or junior to the Series F Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Corporation (in each case, without regard to whether dividends accrue cumulatively or non-cumulatively) outstanding as of the date of this Certificate of Designations.

“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.

“Preferred Stock Certificates” shall have the meaning set forth in Section 5.

“Relevant Exchange” means any national securities exchange, quotation system or other trading market on which the Closing Price is determined pursuant to the definition of the Trading Day.

“Sale Transaction” means any consolidation or merger of the Corporation or similar transaction or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the property and assets of the Corporation to any Person, in each case pursuant to which the Common Stock will be converted into cash, securities or other property.

“SEC” means the Securities and Exchange Commission.

“Senior Stock” means any class or series of capital stock of the Corporation the terms of which expressly provide that such class or series will rank senior to the Series F Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Corporation and (b) (i) the Fixed Rate Cumulative Perpetual Preferred Stock, Series B, of the Corporation, (ii) the 8% Non-Cumulative, Convertible Perpetual Preferred Stock, Series C of the Corporation and (iii) the 8% Nonvoting, Non-Cumulative, Convertible Perpetual Preferred Stock, Series E of the Corporation.

“Stockholder Approval” shall have the meaning set forth in Section 5.

“Trading Day” means, for purposes of determining a VWAP or Closing Price per share of Common Stock or a Closing Price, any Business Day on which shares of the Common Stock are traded on the Relevant Exchange; provided that Trading Day shall not include any day on which shares of the Common Stock are scheduled to trade, or actually trade, on the Relevant Exchange for less than 3.5 hours.

“Transfer Agent” means the Corporation acting as transfer agent, registrar, paying agent and Conversion Agent for the Series F Preferred Stock, and its successors and assigns.

“VWAP” of the Common Stock on any Trading Day means the per share volume-weighted average price in respect of the period from the official open of trading on the relevant Trading Day until the official close of trading on the relevant Trading Day (or if such volume-weighted average price is unavailable, the market price of one share of Common Stock on such Trading Day determined, using a volume-weighted average method, by a nationally recognized investment banking firm (unaffiliated with the Corporation) retained for this purpose by the Corporation).

Dividends.

Rate. Holders shall be entitled to receive, if, as and when declared by the Corporation’s Board of Directors or any duly authorized committee thereof, but only out of assets legally available therefor, non-cumulative dividends on the liquidation preference of $25.00 per share (subject to adjustment for stock splits, combinations or reclassifications of the Series F Preferred Stock) of Series F Preferred Stock, and no more, payable quarterly in arrears on each January 15, April 15, July 15 and October 15, commencing July 15, 2011, for the Dividend Period ending on, but excluding, such date; provided, however, if any such day is not a Business Day, then payment of any dividend otherwise payable on that date will be made on the next succeeding day that is a Business Day, unless that next succeeding day falls in the next calendar year, in which case payment of such dividend will occur on the immediately preceding Business Day (in either case, without any interest or other payment or adjustment in respect of such delay) (each such day on which dividends are payable a “Dividend Payment Date”). Dividends on each share of Series F Preferred Stock will accrue on the liquidation preference of $25.00 per share (subject to adjustment for stock splits, combinations or reclassifications of the Series F Preferred Stock) at a rate per annum equal to

8.0%. The record date for payment of dividends on the Series F Preferred Stock will be the 30th day of the calendar month immediately preceding the month during which the Dividend Payment Date falls or such other record date fixed by the Corporation’s Board of Directors or any other duly authorized committee thereof that is not more than 30 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date will be a Dividend Record Date whether or not such day is a Business Day. The amount of dividends payable will be computed on the basis of a 360-day year of twelve 30-day months. Dividends shall be payable in cash.

Non-Cumulative Dividends. If the Corporation’s Board of Directors or any duly authorized committee thereof does not declare a dividend on the Series F Preferred Stock for any Dividend Period prior to the related Dividend Payment Date, that dividend will not accrue, and the Corporation will have no obligation to pay, and Holders shall have no right to receive, a dividend for that Dividend Period on the related Dividend Payment Date or at any future time, whether or not dividends on the Series F Preferred Stock or any other series of preferred stock or Common Stock are declared for any subsequent Dividend Period. References herein to the “accrual” of dividends refer only to the determination of the amount of such dividend and do not imply that any right to a dividend arises prior to the date on which a dividend is declared.

Priority of Dividends. So long as any share of Series F Preferred Stock remains outstanding, no dividend or distribution shall be declared or paid on the Common Stock or any other shares of Junior Stock (other than dividends or distributions payable solely in shares of Common Stock or other Junior Stock) or, subject to Section 3(d), Parity Stock (other than dividends or distributions payable solely in shares of Parity Stock or Junior Stock), and no Common Stock, Junior Stock or Parity Stock shall be, directly or indirectly, purchased, redeemed or otherwise acquired for consideration by the Corporation or any of its subsidiaries unless, as of such date (the “Determination Date”), the full dividend on all outstanding shares of Series F Preferred Stock for the Dividend Period in which such Determination Date falls has been or is contemporaneously declared and paid in full (or has been declared and a sum sufficient for the payment thereof has been set aside for the benefit of the Holders of shares of Series F Preferred Stock as of the next Dividend Record Date). The foregoing limitation shall not apply to (i) redemptions, purchases or other acquisitions of shares of Common Stock or other Junior Stock in connection with the administration of any employee benefit plan in the ordinary course of business; (ii) any dividends or distributions of rights or Junior Stock in connection with a stockholders’ rights plan or any redemption or repurchase of rights pursuant to any stockholders’ rights plan; (iii) the acquisition by the Corporation or any of its subsidiaries of record ownership in Junior Stock or Parity Stock for the beneficial ownership of any other Persons (other than the Corporation or any of its subsidiaries), including as trustees or custodians; and (iv) the exchange or conversion of Junior Stock for or into other Junior Stock or of Parity Stock for or into other Parity Stock (with the same or lesser aggregate liquidation amount) or Junior Stock.

Pro Rata Distribution of Dividends. Except as provided below, and for so long as any share of Series F Preferred Stock remains outstanding, if dividends are not declared and paid in full upon the shares of Series F Preferred Stock and any class or series of Parity Stock (which, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, means the dividend payment date falling within the

Dividend Period related to such Dividend Payment Date) on a Dividend Payment Date, then all dividends declared upon shares of Series F Preferred Stock and all such Parity Stock and payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from such Dividend Payment Date, the dividends payable on the dividend payment date falling within the Dividend Period related to such Dividend Payment Date) will be declared on a proportional basis so that the amount of dividends declared upon the shares of Series F Preferred Stock will bear to such Parity Stock the same ratio that accrued dividends on the shares of Series F Preferred Stock and Parity Stock payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from such Dividend Payment Date, the dividends payable on the dividend payment date falling within the Dividend Period related to such Dividend Payment Date and including, in the case of Parity Stock that bears cumulative dividends, all accrued but unpaid dividends) bear to each other.

Dividends on Junior Stock. Subject to the foregoing limitations and restrictions set forth in Sections 3(c) and 3(d), and not otherwise, such dividends, payable in cash, stock or otherwise, as may be determined by the Corporation’s Board of Directors or any duly authorized committee thereof, may be declared and paid on any Junior Stock from time to time out of any assets legally available for such payment, and Holders will not be entitled to participate in those dividends.

Conversion Following A Record Date. If the Conversion Date is prior to the close of business on a Dividend Payment Date for any declared dividend for the then-current Dividend Period, the Holder of such shares will not be entitled to any such dividend.

Liquidation Rights.

Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation (a “Liquidation Event”), the Holders shall be entitled, out of assets legally available therefor, before any distribution or payment out of the assets of the Corporation may be made to or set aside with respect to any Junior Stock and subject to the rights of the Corporation’s creditors, to receive in full a liquidating distribution in the amount of the liquidation preference of $25.00 per share (subject to adjustment for stock splits, combinations or reclassifications of the Series F Preferred Stock), plus an amount equal to any accrued dividends thereon from the last Dividend Payment Date to, but excluding, the date of the Liquidation Event if and to the extent declared. Holders shall not be entitled to any further payments in the event of any such Liquidation Event other than what is expressly provided for in this Section 4.

Partial Payment. If the assets of the Corporation are not sufficient to pay in full the liquidation preference plus any dividends which have been declared but not yet paid to all Holders, the amounts paid to the Holders and the holders of any Parity Stock shall be pro rata in accordance with the respective aggregate liquidating distributions to which they would otherwise be entitled.

Residual Distributions. If the respective aggregate liquidating distributions to which all Holders and the holders of any Parity Stock are entitled have been paid, the holders of

Junior Stock shall be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.

Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 4, the merger or consolidation of the Corporation with any other corporation or other entity, including a merger or consolidation in which the holders of Series F Preferred Stock receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Corporation, shall not constitute a liquidation, dissolution or winding up of the Corporation.

Automatic Conversion.

Immediately upon the receipt of Stockholder Approval (the “Conversion Date”), each share of Series F Preferred Stock will automatically convert into fully-paid and non-assessable shares of the Common Stock of the Corporation (the “Automatic Conversion”) at the Conversion Rate without any required action by the Holder thereof. “Stockholder Approval” shall mean the approval of the issuance of the Conversion Shares upon conversion of the Series F Preferred Stock by a majority of the total votes cast on the proposal, whether presented at a special or annual meeting of stockholders of the Corporation, entitled to vote on such matter in accordance with the applicable requirements of the Nasdaq Stock Market listing standards.6

As soon as practicable after the Automatic Conversion, the Corporation shall provide notice (the “Conversion Notice”) of the Automatic Conversion to each Holder stating (i) the Conversion Date, (ii) the number of shares of Common Stock to be issued upon conversion of each share of Series F Preferred Stock held of record by such Holder and subject to conversion and (iii) the place or places where certificates representing shares of Series F Preferred Stock are to be surrendered for issuance of certificates representing shares of Common Stock. As promptly as practicable following receipt of the Conversion Notice, each stock certificate (if any) evidencing ownership of the Series F Preferred Stock shares (the “Preferred Stock Certificate(s)”), shall be surrendered to the Conversion Agent for exchange (including appropriate endorsements and transfer documents) by the Holder thereof. Upon receipt of a Preferred Stock Certificate, duly endorsed, the Conversion Agent shall direct the Transfer Agent to promptly issue to the exchanging Holder (x) a certificate for that number of shares of Common Stock issuable upon conversion of such shares of Series F Preferred Stock being converted upon application of the Conversion Rate (the “Conversion Shares”) and (y) an amount in cash equal to any fraction of a share of Common Stock, calculated on an aggregate basis in respect of the shares of Series F Preferred Stock being converted, multiplied by the Closing Price of the Common Stock on the Trading Day immediately preceding the applicable Conversion Date.

[6]	If Prairie participates in the offering, the Corporation will designate a series of non-voting preferred stock equivalent in all material respects to the existing shares of non-voting Series D Preferred Stock held by the Prairie Investors (but reflecting the Conversion Price set forth herein), and the Corporation shall issue to the Prairie Investors shares of such new, non-voting series of preferred stock in exchange for the shares of Series F Preferred Stock in lieu of the shares of Common Stock otherwise issuable upon such conversion (or a Series G and H Preferred).

Conversion Date. Effective immediately prior to the Conversion Date, dividends shall no longer be declared on any such converted shares of Series F Preferred Stock, and such shares of Series F Preferred Stock shall represent only the right to receive shares of Common Stock issuable upon conversion of such shares, provided that Holders shall have the right to receive any declared and unpaid dividends on such shares and any other payments to which they are otherwise entitled pursuant to the terms hereof, subject to the terms of Section 3(f).

Rights Prior to Conversion. No allowance or adjustment, except pursuant to Section 6, shall be made in respect of dividends payable to holders of the Common Stock of record as of any date prior to the close of business on any applicable Conversion Date. Prior to the close of business on any applicable Conversion Date, shares of Common Stock issuable upon conversion of, or other securities issuable upon conversion of, any shares of Series F Preferred Stock shall not be deemed outstanding for any purpose, and Holders shall have no rights with respect to the Common Stock or other securities issuable upon conversion (including voting rights, rights to respond to tender offers for the Common Stock or other securities issuable upon conversion or rights to receive any dividends or other distributions on the Common Stock or other securities issuable upon conversion) by virtue of holding shares of Series F Preferred Stock.

Record Holder as of Conversion Date. The Person or Persons entitled to receive the Common Stock issuable upon conversion of Series F Preferred Stock on any Conversion Date shall be treated for all purposes as the record holder(s) of such shares of Common Stock as of the close of business on such Conversion Date. In the event that a Holder shall not by written notice designate the name in which shares of Common Stock and/or cash, securities or other property (including payments of cash in lieu of fractional shares) to be issued or paid upon conversion of shares of Series F Preferred Stock should be registered or paid or the manner in which such shares should be delivered, the Corporation shall be entitled to register and deliver such shares, and make such payment, in the name of the Holder and in the manner shown on the records of the Corporation.

Anti-Dilution Adjustments.

General. If the Corporation at any time after the effective date hereof subdivides (by any stock split, stock dividend, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced and the number of shares of Common Stock obtainable upon exercise of the Series F Preferred Stock will be proportionately increased. If the Corporation at any time after the effective date hereof combines (by combination, reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased and the number of shares of Common Stock obtainable upon exercise of the Series F Preferred Stock will be proportionately decreased.

Distribution of Assets. If the Corporation shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of Common Stock, by way of return of capital or otherwise (including any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement or other similar transaction but excluding any ordinary cash dividend payable with respect to the Common Stock consistent with past practice) (a “Distribution”), at any time after the issuance of the Series F Preferred Stock and prior to a Conversion Date, then, in each such case, the Conversion Price in effect immediately prior to the close of business on the record date fixed for the determination of holders of Common Stock entitled to receive the Distribution shall be reduced, effective as of the close of business on such record date, to a price determined by multiplying such Conversion Price by a fraction of which (A) the numerator shall be the VWAP of the Common Stock on the Trading Day immediately preceding such record date minus the value of the Distribution (as determined in good faith by the Board of Directors) applicable to one share of Common Stock, and (B) the denominator shall be the VWAP of the Common Stock on the Trading Day immediately preceding such record date.

No Fractional Shares. No fractional shares of Common Stock will be issued to Holders of the Series F Preferred Stock upon any conversion. In lieu of fractional shares otherwise issuable, the Holders will be entitled to receive an amount in cash as described in Section 5.

Sale Transaction. In case of a Sale Transaction, the Series F Preferred Stock shall, without payment of additional consideration therefor, be deemed modified so as to provide that upon conversion thereof the Holder of the Series F Preferred Stock being converted shall procure, in lieu of each share of Common Stock theretofore issuable upon such conversion, the kind and amount of shares of stock, other securities and other property receivable upon such Sale Transaction by the Holder of each share of Common Stock issuable upon such conversion had conversion occurred immediately prior to such Sale Transaction. Such Series F Preferred Stock, as so modified, shall be deemed to provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 6. The provisions of this Section 6(d) shall similarly apply to successive Sale Transactions.

Voting Rights.

General. The Holders shall not be entitled to vote on any matter except as provided in Section 7(b) or as otherwise required by Delaware law.

Approval Rights. Except as otherwise required by Delaware law, the consent of the Holders of a majority of the number of shares of Series F Preferred Stock at the time outstanding, given in person or by proxy, either in writing or by vote, at a special or annual meeting, voting or consenting as a separate class, shall be necessary to: (i) authorize or issue, or obligate the Corporation to issue, any Senior Stock or Parity Stock; (ii) increase the authorized number of shares of Series F Preferred Stock; (iii) enter any agreement, contract or understanding or otherwise incur any obligation which by its terms would violate or be in conflict in any material respect with the rights or preferences of the Series F Preferred Stock designated hereunder; (iv) amend the Certificate of Incorporation or By-laws of the Corporation, if such amendment would alter or change the powers, preferences or special rights of the Holders of the Series F Preferred Stock so as to affect them adversely; or (v) amend or waive any provision of this Certificate of Designations.

Action by Written Consent. Any action, including any vote required or permitted to be taken at any annual or special meeting of stockholders of the Corporation, that requires a separate vote of the Holders of Series F Preferred Stock voting as a single class, may be taken by the Holders of Series F Preferred Stock without a meeting, without prior notice and without a vote, if a consent or consents in writing or electronic transmission, setting forth the action so taken, shall be given by the Holders of Series F Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Series F Preferred Stock entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to the Corporate Secretary of the Corporation at its principal executive office.

Unissued or Reacquired Shares. Shares of Series F Preferred Stock that have been issued and converted, redeemed or otherwise purchased or acquired by the Corporation shall be retired upon their acquisition, shall not be reissued as shares of Series F Preferred Stock and, upon the taking of any action required by law, shall be restored to the status of authorized but unissued shares of preferred stock of the Corporation without designation as to series.

No Sinking Fund. Shares of Series F Preferred Stock are not subject to the operation of a sinking fund.

Reservation of Common Stock.

Sufficient Shares. The Corporation shall at all times reserve and keep available out of its authorized and unissued Common Stock or shares acquired by the Corporation, solely for issuance upon the conversion of shares of Series F Preferred Stock as provided in this Certificate of Designations, free from any preemptive or other similar rights, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Series F Preferred Stock then outstanding.

Use of Acquired Shares. Notwithstanding the foregoing, the Corporation shall be entitled to deliver upon conversion of shares of Series F Preferred Stock, as herein provided, shares of Common Stock acquired by the Corporation and held as treasury shares (in lieu of the issuance of authorized and unissued shares of Common Stock), so long as any such acquired shares are free and clear of all liens, charges, security interests or encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).

Free and Clear Delivery. All shares of Common Stock delivered upon conversion of the Series F Preferred Stock shall, upon issuance, be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).

Compliance with Law. Prior to the delivery of any securities that the Corporation shall be obligated to deliver upon conversion of the Series F Preferred Stock, the Corporation shall use its reasonable best efforts to comply with any federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority.

Listing. The Corporation hereby covenants and agrees that, if at any time the Common Stock shall be traded on the Nasdaq Global Select Market or any other national securities exchange, the Corporation will, if permitted by the rules of such exchange, list and keep listed, so long as the Common Stock shall be so listed on such exchange, all the Common Stock issuable upon conversion of the Series F Preferred Stock; provided, however, that if the rules of such exchange require the Corporation to defer the listing of such Common Stock until the first conversion of Series F Preferred Stock into Common Stock in accordance with the provisions hereof, the Corporation covenants to list such Common Stock issuable upon conversion of the Series F Preferred Stock in accordance with the requirements of such exchange at such time.

Transfer Agent, Conversion Agent and Paying Agent. The duly appointed Transfer Agent, Conversion Agent and paying agent for the Series F Preferred Stock shall be the Corporation. The Corporation may appoint a successor transfer agent that shall accept such appointment prior to the effectiveness of such removal. Upon any such appointment, the Corporation shall send notice thereof to the Holders.

Mutilated, Destroyed, Stolen and Lost Certificates. If physical certificates are issued, the Corporation shall replace any mutilated certificate at the Holder’s expense upon surrender of that certificate to the Transfer Agent. The Corporation shall replace any certificate that becomes destroyed, stolen or lost, at the Holder’s expense, upon delivery to the Corporation and the Transfer Agent of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity and bond that may be required by the Transfer Agent or the Corporation.

Taxes.

Transfer Taxes. The Corporation shall pay any and all stock transfer, documentary, stamp and similar taxes that may be payable in respect of any issuance or delivery of shares of Series F Preferred Stock or shares of Common Stock or other securities issued on account of Series F Preferred Stock pursuant hereto or certificates representing such shares or securities; provided, however, that the Corporation shall not be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series F Preferred Stock, shares of Common Stock or other securities in a name other than that in which the shares of Series F Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any Person other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been, or will be, paid or is not payable.

Withholding. All payments and distributions (or deemed distributions) on the shares of Series F Preferred Stock (and on the shares of Common Stock received upon their conversion) shall be subject to withholding and backup withholding of tax to the extent required by law, subject to applicable exemptions, and amounts withheld, if any, shall be treated as received by the Holders.

Notices. All notices referred to in this Certificate of Designations shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given (i) upon receipt, when delivered personally; (ii) one Business Day after deposit with an overnight courier service; or (iii) three Business Days after the mailing thereof if sent by registered or certified mail (unless first class mail shall be specifically permitted for such notice under the terms of this Certificate of Designations) with postage prepaid, in each case addressed: (x) if to the Corporation, to its office at 9550 West Higgins Road, Rosemont, Illinois 60018 (Attention: Corporate Secretary), or (y) if to any Holder, to such Holder at the address of such Holder as listed in the stock record books of the Corporation (which may include the records of the Transfer Agent) or (z) to such other address as the Corporation or any such Holder, as the case may be, shall have designated by notice similarly given.

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Signature page follows.

IN WITNESS WHEREOF, Taylor Capital Group, Inc. has caused this Certificate of Designations to be executed by its duly authorized officer on and as of this          day of                     , 2011.

TAYLOR CAPITAL GROUP, INC.

By:
Name:	Steven H. Shapiro
Title:	Corporate Secretary